Exhibit D(128)

AMENDMENT ONE

DATED OCTOBER 1, 2017 TO

INVESTMENT SUBADVISORY AGREEMENT

For MassMutual Select Growth Opportunities Fund

WHEREAS, MML Investment Advisers, LLC (“MML Advisers”) and Jackson Square Partners, LLC (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of May 1, 2014, relating to the MassMutual Select Growth Opportunities Fund (the “Fund”); and

WHEREAS, Section 16 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 5 – Compensation of the Subadviser is replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of [    ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC	JACKSON SQUARE PARTNERS, LLC

By: /s/ Tina Wilson	By: /s/ Van Tran
Name: Tina Wilson	Name: Van Tran
Title: Vice President	Title: CFO

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS

on behalf of MassMutual Select Growth Opportunities Fund

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer